Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-219206

Prospectus Addendum to the Prospectus dated July 10, 2017.

The Goldman Sachs Group, Inc. DEBT SECURITIES

You should read the accompanying prospectus supplement, which gives the specific terms of the offered debt securities, together with the accompanying prospectus dated July 10, 2017 of The Goldman Sachs Group, Inc. When you read the supplement with the specific terms of the offered debt securities, please note that all references in the supplement to the prospectus dated May 8, 2000, the prospectus dated June 25, 2001, the prospectus dated May 21, 2003, the prospectus dated February 6, 2004, the prospectus dated March 15, 2005, the prospectus dated October 3, 2005, the prospectus dated December 1, 2005, the prospectus dated December 5, 2006, the prospectus dated July 16, 2008, the prospectus dated October 10, 2008, the prospectus dated April 6, 2009, the prospectus dated July 6, 2011, the prospectus dated September 19, 2011, the prospectus dated September 15, 2014, the prospectus dated December 22, 2015 or the prospectus dated January 6, 2017, or to any sections of those documents, should refer instead to the accompanying prospectus dated July 10, 2017, or to the corresponding section of that accompanying prospectus.

The accompanying prospectus dated July 10, 2017 supersedes the prospectus dated May 8, 2000, the prospectus dated June 25, 2001, the prospectus dated May 21, 2003, the prospectus dated February 6, 2004, the prospectus dated March 15, 2005, the prospectus dated October 3, 2005, the prospectus dated December 1, 2005, the prospectus dated December 5, 2006, the prospectus dated July 16, 2008, the prospectus dated October 10, 2008, the prospectus dated April 6, 2009, the prospectus dated July 6, 2011, the prospectus dated September 19, 2011, the prospectus dated September 15, 2014, the prospectus dated December 22, 2015 and the prospectus dated January 6, 2017.

Goldman Sachs & Co. LLC will, and other affiliates of Goldman Sachs may, use this prospectus addendum in connection with offers and sales of the debt securities in market-making transactions.

The debt securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Addendum dated July 10, 2017.